Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Continued Positive Trends in Top and Bottom-Line Growth for Its Fiscal 2013 Second Quarter

  Company reports revenue growth in all three of its business segments with total revenue for the quarter increasing 5.5 percent to $253.0 million led by growth of 8.9 percent in its Gourmet Food and Gift Baskets segment.
  Adjusted EBITDA from continuing operations increased 3.6 percent to $31.8 million compared with $30.7 million in the prior year period
  Net Income and EPS from continuing operations increased 12.0 percent and 9.0 percent, to $16.0 million and $0.24 per diluted share, respectively, compared with adjusted net income from continuing operations of $14.3 million and EPS of $0.22 per diluted share in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 31, 2013--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $253.0 million for its fiscal 2013 second quarter ended December 30, 2012, compared with revenues from continuing operations of $239.8 million in the prior year period. The Company said the 5.5 percent increase, or $13.2 million, reflected growth across all three of its business segments, driven primarily by its Gourmet Food and Gift Baskets segment, which grew 8.9 percent, or $11.6 million, to $142.7 million compared with $131.1 million in the prior year period.

Gross profit margin for the quarter was 41.3 percent compared with 41.8 percent in the prior year period, primarily reflecting product mix associated with strong wholesale gift basket growth in the Company’s Gourmet Food and Gift Baskets segment. Operating expenses as a percent of revenue improved 60 basis points to 31.0 percent compared with 31.6 percent in the prior year period. The improved operating expense ratio primarily reflects the increased revenues for the quarter as well as the Company’s continued focus on improving leverage across its business platform.

Adjusted EBITDA from continuing operations for the quarter increased 3.6 percent to $31.8 million compared with Adjusted EBITDA of $30.7 million in the prior year period. Net income from continuing operations was $16.0 million, or $0.24 per diluted share, compared with adjusted net income from continuing operations of $14.3 million, or $0.22 per diluted share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During the fiscal second quarter we achieved top and bottom line growth in all three of our business segments, continuing a trend that we have seen for two years now. This was achieved despite a combination of the significant headwinds that characterized the quarter, including the impacts of Superstorm Sandy on deliveries and customer demand and the effects of weakening consumer confidence, particularly in December, stemming from worries over the “fiscal cliff.”

“Despite these issues, we achieved revenue growth of 5.5 percent, driven primarily by our Gourmet Food and Gift Basket segment. In this area, we saw a rebound, both top and bottom-line, in our wholesale gift baskets business, after several years of declines in this area, as well as strong ecommerce growth in our Cheryl’s bakery gifts, Fannie May Fine Chocolates and The Popcorn Factory brands, somewhat offset by lower results in our Fannie May retail and wholesale operations. In our 1-800-FLOWERS.COM consumer floral and BloomNet wire service businesses, we achieved enhanced bottom-line contributions on modest revenue growth reflecting our continued focus on enhanced merchandising and marketing programs to drive higher gross profit margins and effective management of operating expenses.”

During the fiscal second quarter, the Company attracted 612,000 new customers. Approximately 1.6 million customers placed orders during the quarter, of whom 61 percent were repeat customers. This reflects the Company’s successful efforts to engage with its customers and deepen its relationships as their trusted Florist and Gift Shop for all of their celebratory occasions.

McCann also noted that the company has continued to strengthen its balance sheet, finishing the second quarter with $27.0 million in cash and total debt of approximately $21.8 million, resulting in a net positive cash position which the Company expects to build upon during the second half of fiscal 2013. “Our cash position at the end of the second quarter also reflects the more than $5 million we have spent buying back our stock since the start of the fiscal year,” said McCann. “The strength of our balance sheet and the increasing cash flows we are generating, provide us with significant flexibility to grow our business and build shareholder value. We view our stock repurchase program as one component of our strategy for cash uses and an effective way of providing value for our shareholders. As such, we expect to continue to be in the market, buying back shares, during the second half of the fiscal year.”

McCann noted that the second half of the Company’s fiscal year, beginning in January, is more floral in nature due to the Valentine, Easter and Mother’s Day holidays as well as other spring gifting occasions. “During our second half, we expect to achieve year-over-year growth in revenues, gross margin and contribution margin driven primarily by our core 1-800-FLOWERS.COM Consumer Floral and BloomNet Wire Services businesses.” McCann added that the majority of this growth would likely occur during its fiscal third quarter, reflecting the shift of the Easter holiday into the period versus the prior year when it fell in the Company’s fiscal fourth quarter.

“Based on the deepening relationships we have with our customers who continue to embrace our truly original product offerings – such as our hit “A-Dog-Able®” floral gift line and our new FM Berries® (incredible, fresh strawberries dipped in real Fannie May® chocolate), we believe we are well positioned to build on the positive trends we have been seeing in our business for several years now and build long-term shareholder value,” he said.

SEGMENT RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods and Gift Baskets business segments in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2013 second quarter, revenues in this segment grew 1.0 percent to $91.8 million compared with $91.0 million in the prior year period. This segment was the most impacted of the Company’s businesses by Superstorm Sandy which affected deliveries as well as customer ordering capabilities throughout the Northeast. Revenue growth in this segment was also affected by softer demand reflecting declines in the closely followed Consumer Confidence Index, particularly in December, stemming from worries over the “fiscal cliff.” Gross profit margin for the fiscal second quarter increased 20 basis points to 39.2 percent compared with 39.0 percent in last year’s second quarter. Segment contribution margin increased 3.0 percent, to $10.3 million compared with $10.0 million in the prior year period. (The Company defines Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 2.5 percent to $18.7 million compared with $18.3 million in the prior year period, also reflecting the impact of Superstorm Sandy on wholesale product orders from florists. Gross margin for the quarter increased 310 basis points to 52.3 percent compared with 49.2 percent in the prior year period, primarily reflecting product and service mix. Segment contribution margin increased 19.2 percent to $6.0 million compared with $5.1 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues increased 8.9 percent to $142.7 million compared with $131.1 million in the prior year period. This was driven primarily by a rebound in wholesale gift baskets sales into the Mass channel, after several years of declines in this area. Ecommerce revenues also showed strong growth, particularly in the Company’s Cheryl’s bakery gifts, Fannie May Fine Chocolates and The Popcorn Factory brands. This was somewhat offset by lower sales in Fannie May retail and wholesale channels, reflecting both the economic headwinds and weather impacts during the quarter. Gross margin was 41.0 percent compared with 42.4 percent, primarily reflecting product mix as well as operational issues associated with the relocation of a warehouse and distribution facility prior to the holiday season. Segment contribution margin increased 1.9 percent to $26.9 million compared with $26.4 million in the prior year period excluding the $3.8 million gain on the sale of 17 Fannie May stores to a new franchisee. This reflects the solid revenue growth during the quarter somewhat offset by the aforementioned lower gross margin percentage and higher costs associated with operational issues.

Company Guidance:

The Company reiterated its top- and bottom-line guidance for fiscal 2013, saying it continues to expect to achieve revenue growth across all three of its business segments with consolidated revenue growth for the year anticipated to be in the mid-single-digit range. Also, based on anticipated continued improvements in gross profit margin and operating leverage, the Company expects to achieve double-digit, year-over-year increases in EBITDA and EPS as well as Free Cash Flow in excess of $20 million.

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. The Company presents EBITDA and Adjusted EBITDA from continuing operations because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the Mobile Shopping Summit’s “Best Mobile Site of 2011.” 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); delicious cut-fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); wine gifts from Winetasting.com® (www.winetasting.com); ultra- premium meats from Stockyards.com (www.stockyards.com); as well as exquisite, customizable invitations and personal stationery from FineStationery.com (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: its ability to build on positive trends including increases in revenue, gross margin and contribution margin in its Consumer Floral business; its ability to achieve continued top and bottom line growth in its BloomNet and Gourmet Food and Gift Baskets categories; its ability to achieve its guidance for consolidated revenue growth for the full year in mid-single digit range along with further improvement in gross profit margin and double-digit year-over-year increases in EBITDA and EPS. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company’s ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, January 31, 2013 at 11:00 a.m. (ET). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. ET on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 86548135.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	December 30, 2012	July 1, 2012

Assets
Current assets:
Cash and equivalents	$26,964	$28,854
Receivables, net	36,407	14,968
Inventories	58,435	55,744
Deferred tax assets	5,902	4,993
Prepaid and other	7,262	11,082
Current assets of discontinued operations	-	100
Total current assets	$134,970	$115,741

Property, plant and equipment, net	49,757	48,669
Goodwill	47,901	47,901
Other intangibles, net	40,412	41,838
Deferred income taxes	2,822	2,824
Other assets	9,283	7,875
Total assets	$285,145	$264,848

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,135	$17,619
Accrued expenses	63,442	52,535
Current maturities of long-term debt and obligations under capital leases	17,250	15,756
Current liabilities of discontinued operations	59	110
Total current liabilities	$106,886	$86,020

Long-term debt and obligations under capital leases	4,500	13,500
Other liabilities	3,368	3,580
Total liabilities	114,754	103,100
Total stockholders’ equity	170,391	161,748
Total liabilities and stockholders’ equity	$285,145	$264,848

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	December 30,	January 1,	December 30,	January 1,
	2012	2012	2012	2012

Net revenues:
E-commerce (combined online and telephonic)	$172,629	$165,130	$254,090	$243,920
Other	80,387	74,715	119,794	113,123
Total net revenues	253,016	239,845	373,884	357,043
Cost of revenues	148,531	139,519	219,762	210,155
Gross profit	104,485	100,326	154,122	146,888

Operating expenses:
Marketing and sales	54,901	53,020	87,891	85,302
Technology and development	5,376	4,854	10,791	9,606
General and administrative	13,679	12,932	26,900	25,291
Depreciation and amortization	4,531	4,929	8,989	9,831

Total operating expenses	78,487	75,735	134,571	130,030

Gain on sale of stores	-	3,789	-	3,789

Operating income	25,998	28,380	19,551	20,647

Interest expense, net	559	849	861	1,671

Income from continuing operations before income taxes	25,439	27,531	18,690	18,976
Income tax expense from continuing operations	9,428	10,955	7,285	7,533
Income from continuing operations	16,011	16,576	11,405	11,443

Operating income from discontinued operations, net of tax	-	63	-	(23)
Gain on sale of discontinued operations, net of tax	-	-	-	4,478
Income from discontinued operations	-	63	-	4,455

Net income	$16,011	$16,639	$11,405	$15,898

Net income per common share (basic)
From continuing operations	$0.25	$0.26	$0.18	$0.18
From discontinued operations	-	-	-	0.07
Net income per common share (basic)	$0.25	$0.26	$0.18	$0.25
Net income per common share (diluted)
From continuing operations	$0.24	$0.25	$0.17	$0.17
From discontinued operations	-	-	-	0.07
Net income per common share (diluted)	$0.24	$0.25	$0.17	$0.24
Weighted average shares used in the calculation of net income per common share
Basic	64,824	64,841	64,665	64,530
Diluted	66,557	66,050	66,695	65,989

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Six Months Ended
	December 30,	January 1,
	2012	2012

Operating activities
Net income	$11,405	$15,898
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	49	1,112
Gain on sale of discontinued operations	-	(8,953)
Depreciation and amortization	8,989	9,831
Amortization of deferred financing costs	229	229
Deferred income taxes	(909)	6,032
Bad debt expense	477	327
Stock based compensation	2,304	2,380
Other non-cash items	213	97
Changes in operating items, excluding the effects of acquisitions:
Receivables	(21,916)	(18,526)
Inventories	(2,691)	(7,896)
Prepaid and other	3,820	307
Accounts payable and accrued expenses	19,687	16,214
Other assets	(306)	2,772
Other liabilities	(212)	16
Net cash provided by operating activities	21,139	19,840

Investing activities
Acquisitions, net of cash acquired	-	(4,336)
Proceeds from sale of business	-	12,826
Capital expenditures	(9,128)	(8,689)
Purchase of investments	(1,321)	(1,111)
Other, net	34	(299)
Net cash used in investing activities	(10,415)	(1,609)

Financing activities
Acquisition of treasury stock	(5,149)	(1,111)
Proceeds from exercise of employee stock options	83	-
Proceeds from bank borrowings	47,000	56,000
Repayment of notes payable and bank borrowings	(54,500)	(63,500)
Repayment of capital lease obligations	(48)	(984)
Net cash used in financing activities	(12,614)	(9,595)

Net change in cash and equivalents	(1,890)	8,636
Cash and equivalents:
Beginning of period	28,854	21,442
End of period	$26,964	$30,078

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Segment Information (in thousands)

	Three Months Ended			Six Months Ended
	December 30,	January 1,		December 30,	January 1,
	2012	2012	% Change	2012	2012	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$91,826	$91,041	0.9%	$164,603	$161,181	2.1%
BloomNet Wire Service	18,734	18,272	2.5%	38,501	36,777	4.7%
Gourmet Food & Gift Baskets	142,736	131,100	8.9%	171,142	159,725	7.1%
Corporate (*)	200	189	5.8%	394	376	4.8%
Intercompany eliminations	(480)	(757)	36.6%	(756)	(1,016)	25.6%
Total net revenues from continuing operations	$253,016	$239,845	5.5%	$373,884	$357,043	4.7%

	Three Months Ended			Six Months Ended
	December 30,	January 1,		December 30,	January 1,
	2012	2012	% Change	2012	2012	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$35,954	$35,524	1.2%	$64,246	$62,213	3.3%
	39.2%	39.0%		39.0%	38.6%

BloomNet Wire Service	9,792	8,992	8.9%	19,592	17,521	11.8%
	52.3%	49.2%		50.9%	47.6%

Gourmet Food & Gift Baskets	58,577	55,650	5.3%	69,782	66,865	4.4%
	41.0%	42.4%		40.8%	41.9%

Corporate (*)	162	160	1.0%	502	289	73.7%
	81.0%	84.7%		127.4%	76.9%

Total gross profit from continuing operations	$104,485	$100,326	4.1%	$154,122	$146,888	4.9%
	41.3%	41.8%		41.2%	41.1%

	Three Months Ended			Six Months Ended
	December 30,	January 1,		December 30,	January 1,
	2012	2012	% Change	2012	2012	% Change

Adjusted EBITDA from continuing operations:
Segment Contribution Margin (**)
1-800-Flowers.com Consumer Floral	$10,286	$9,984	3.0%	$17,172	$15,951	7.7%
BloomNet Wire Service	6,049	5,074	19.2%	11,845	9,667	22.5%
Gourmet Food & Gift Baskets	26,868	30,166	-10.9%	24,381	28,240	-13.7%
Segment Contribution Margin Subtotal	43,203	45,224	-4.5%	53,398	53,858	-0.9%
Corporate (*)	(12,674)	(11,915)	-6.4%	(24,858)	(23,380)	-6.4%
EBITDA from continuing operations	30,529	33,309	-8.3%	28,540	30,478	-6.4%
Add: Stock-based compensation	1,315	1,211	8.6%	2,304	2,380	-3.2%
EBITDA from continuing operations, excluding stock-based compensation	31,844	34,520	-7.8%	30,844	32,858	-6.1%
Less: Gain on sale of stores	-	3,789	-	-	3,789	-

Adjusted EBITDA from continuing operations:	$31,844	$30,731	3.6%	$30,844	$29,069	6.1%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands)

	Three Months Ended		Six Months Ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Reconciliation of Net Income from continuing operations to Adjusted EBITDA from continuing operations (**):
Net income from continuing operations	$16,011	$16,576	$11,405	$11,443
Add:
Interest expense, net	559	849	861	1,671
Depreciation and amortization	4,531	4,929	8,989	9,831
Income tax expense	9,428	10,955	7,285	7,533
EBITDA	$30,529	$33,309	$28,540	$30,478
Add: Stock-based compensation	1,315	1,211	2,304	2,380
EBITDA , excluding stock-based compensation	$31,844	$34,520	$30,844	$32,858
Less: Gain on sale of stores	-	3,789	-	3,789
Adjusted EBITDA from continuing operations:	$31,844	$30,731	$30,844	$29,069

	Three Months Ended		Six Months Ended
	December 30,	January 1,	December 30,	January 1,
	2012	2012	2012	2012
Reconciliation of Net Income and EPS from continuing operations to Adjusted Net Income and EPS from continuing operations:
Net income from continuing operations	$16,011	$16,576	$11,405	$11,443
Less: Gain on sale of stores, net of tax	-	2,281	-	2,281
Adjusted Net Income from continuing operations	$16,011	$14,295	$11,405	$9,162

Net Income per common share from continuing operations
Basic	$0.25	$0.26	$0.18	$0.18
Diluted	$0.24	$0.25	$0.17	$0.17

Adjusted Net Income per common share from continuing operations
Basic	$0.25	$0.22	$0.18	$0.14
Diluted	$0.24	$0.22	$0.17	$0.14

Weighted average shares used in the calculation of net income per common share from continuing operations
Basic	64,824	64,841	64,665	64,530
Diluted	66,557	66,050	66,695	65,989

(*)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above segments based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**)

Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges or gains. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com